Exhibit 5.1

53rd at Third 885 Third Avenue New York, New York 10022-4834 Tel: (212) 906-1200 Fax: (212) 751-4864 www.lw.com

FIRM / AFFILIATE OFFICES
March 30, 2006 Goodman Global, Inc. 2550 North Loop West, Suite 400 Houston, Texas 77092	Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Milan Moscow Munich New Jersey	New York Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement No. 333-131597;
Common Stock, par value $0.01 per share.

Ladies and Gentlemen:

We have acted as special counsel to Goodman Global, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 27,058,822 shares (including up to 3,529,411 shares subject to the underwriters’ over-allotment option) of common stock, $0.01 par value per share (the “Shares”), pursuant to a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 6, 2006 (File No. 333–131597), as amended (the “Registration Statement”). The Shares include 20,917,647 shares of Common Stock offered by the Company and 6,141,175 shares of Common Stock (including up to 3,529,411 shares subject to the underwriters’ over-allotment option) offered by certain stockholders of the Company listed in the principal and selling stockholders table of the Registration Statement (the “Selling Stockholders”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof:

(1) when certificates representing the Shares to be sold by the Company in the form of the specimen certificate filed as an exhibit to the Registration Statement have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the underwriters in the circumstances contemplated by the form of

March 30, 2006

underwriting agreement filed as an exhibit to the Registration Statement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

(2) the Shares to be sold by the Selling Stockholders have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/    Latham & Watkins LLP